Exhibit to Question 77C on Form N-SAR

On November 28, 2012, the Trust held a Special Meeting of
Shareholders to consider a new Investment Management
Agreement with Metropolitan West Asset Management, LLC
(the "Adviser"), the investment adviser for the Metropolitan West Funds. The Funds' existing Investment
Advisory Agreement was expected to automatically terminate as a result of an acquisition of the TCW Group, Inc., the parent company of the Adviser, by The Carlyle
Group L.P. Shareholders of record on September 28, 2012 were entitled to vote on the proposal to approve a new
Investment Advisory Agreement substantively the same as the prior Investment Advisory Agreement. The proposal was approved by shareholders of the Metropolitan West
Ultra Short Bond Fund, Metropolitan West Low Duration
Bond Fund, Metropolitan West Strategic Income Fund and
Metropolitan West AlphaTrak 500 Fund at the November 28,
2012 meeting. The Special Meeting was adjourned until December 20, 2012 for the Metropolitan West Intermediate
Bond Fund, Metropolitan West Total Return Bond Fund,
Metropolitan West High Yield Bond Fund and Metropolitan
West Unconstrained Bond Fund, at which time the proposal was approved by shareholders of each of the respective funds. The following votes were recorded:

Proposal 1: Approval of a new Investment Management
Agreement with the Adviser


Funds             Dollars Voted      Dollars Voted           Dollars
                       For              Against              Withheld

AlphaTrak 500
Fund                   4,392,311           1,903                --

Low Duration
Bond Fund            873,987,780       3,562,747             7,338,048

Strategic
Income Fund          153,661,013          74,152               233,192

Ultra Short
Bond Fund             56,841,758         154,134               642,797

High Yield Bond
Fund               1,289,291,161       8,553,354            28,387,249

Intermediate
Bond Fund            150,832,657         198,374            17,092,689

Total Return
Bond Fund         10,696,868,258      79,189,260           452,128,403

Unconstrained
Bond Fund             29,645,945         171,259             4,483,328